Exhibit 5.1

812 SAN ANTONIO STREET SUITE 600 AUSTIN, TEXAS 78701 TEL 512 • 583 • 5900 FAX 512 • 583 • 5940

March 24, 2017

Investar Holding Corporation

7244 Perkins Road

Baton Rouge, Louisiana 70808

Re:	Investar Holding Corporation

Ladies and Gentlemen:

We have acted as legal counsel to Investar Holding Corporation, a Louisiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of a prospectus supplement, dated March 21, 2017 and filed with the Commission pursuant to Rule 424(b) of the Securities Act on March 24, 2017 (the “Prospectus Supplement”) to the prospectus, dated January 10, 2017 (together with the Prospectus Supplement, the “Prospectus”), related to a registration statement on Form S-3 (File No. 333-215238), which was first filed with the Securities and Exchange Commission on December 22, 2016 and which became effective on January 10, 2017, and a registration statement on Form S-3 (File No. 333-216851), which was filed and automatically became effective on March 21, 2017 (collectively, the “Registration Statements”). The Registration Statements relate to the issuance and sale by the company of $18,600,000 in aggregate principal amount of the Company’s 6.00% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “Notes”), to be issued under a supplemental indenture, dated March 24, 2017 (the “Supplemental Indenture”) to that certain subordinated indenture, dated March 24, 2017 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), by and among the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Company is selling the Notes to Sandler O’Neill & Partners, L.P. (the “Underwriter”) under the terms of an underwriting agreement, dated March 21, 2017 (the “Underwriting Agreement”), by and among the Company, the Company’s wholly-owned subsidiary, Investar Bank, and the Underwriter.

This opinion is being furnished under Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

In rendering the opinion expressed below, we have examined the Indenture, the Underwriting Agreement, the Registration Statements, and such records of the Company and such other documents as we have deemed necessary as a basis for our opinion expressed below. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the parties to the Underwriting Agreement in connection with the issuance of the Notes, including, without limitation, the Underwriting Agreement, the Indenture, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Notes will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization, and (vii) that all parties (other than the Company) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder.

Investar Holding Corporation

March 24, 2017

Based upon the foregoing and subject to qualifications and assumptions set forth below, we are of the opinion that, when duly authenticated by the Trustee and issued and delivered in the manner provided in the Indenture against payment of the consideration therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific performance of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.

The foregoing opinion is limited to matters involving the Federal law of the United States of America and the laws of the States of New York and Louisiana, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter has been prepared for use in connection with the Registration Statements. The opinion may be relied upon exclusively by you and not by any other person without our prior written consent. Our opinion is expressed as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any change in fact, circumstance or law or to advise you of any changes in the foregoing subsequent to the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Registration Statements and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP

Fenimore, Kay, Harrison & Ford, LLP